Exhibit 10.5

Execution Copy

PIERRE FOODS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 28th day of November, 2007 between PIERRE FOODS, INC., a North Carolina corporation (the “Company”), and ANTHONY SCHRODER (“Employee”), under the following circumstances:

A.  Employee is an employee of the Company.  The Company and Employee desire to continue the employment relationship.

B.  For the purposes of setting forth the terms of Employee’s employment and to express the agreement of the parties with respect to the other matters for which provision is made in this agreement, the Company and Employee are entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.  Employment.  The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on a full-time basis as Senior Vice President of Sales, with duties and responsibilities consistent with Employee’s position.  Employee shall report to, and shall be subject to the direction of, the Company’s President and Chief Executive Officer (or such other executive of the Company as the Board of Directors of the Company from time to time may designate), and shall have such duties and responsibilities as may be assigned to him from time to time by such person.  While employed by the Company pursuant to this Agreement, Employee shall devote all of his business time and effort to the performance of his duties hereunder.

2.  Term.  Unless sooner terminated in accordance with the provisions of this Agreement, Employee’s employment under this Agreement shall commence on the date hereof and shall continue for a period of three (3) years from such date (the “Term”).

3.  Compensation.

(a)  Base Salary.  Employee shall receive as compensation for his services under this Agreement an annual base salary of One Hundred Eighty Thousand Dollars ($180,000) pro-rated for periods of less than twelve (12) months, as the same may be increased from time to time by the President and Chief Executive Officer of the Company (or such other executive of the Company as the Board of Directors of the Company from time to time may designate).  Such base salary shall be paid in accordance with the payroll schedule followed by the Company (less applicable withholding and other deductions).

(b)  Bonus.  In addition to any other compensation or consideration payable to Employee hereunder, Employee shall be entitled to participate in the Company’s bonus program, if any, for similarly situated employees of the Company.

4.  Other Benefits.  Employee shall be entitled to receive other benefits, as follows:

(a)  Automobile.  The Company shall provide Employee with an automobile for his use or, at the option of the President and Chief Executive Officer of the Company (or such other executive of the Company as the Board of Directors from time to time may designate), an automobile allowance of $750 per month.

(b)  Benefits.  Employee shall be eligible to participate in the benefit programs provided by the Company for employees of a similar level of responsibility as Employee.

(c)  Expenses.  The Company shall reimburse Employee for all reasonable travel expenses and other out-of-pocket expenses incurred by Employee in performing services requested by the Company in accordance with normal Company policies.

5.  Restricted Stock.  In connection with the execution of this Agreement, the Company has agreed to cause Pierre Holding Corp., an affiliate of the Company (“Holding”) to issue and sell to Employee, and Employee shall purchase from Holding, 5,000 shares of common stock of Holding (the “Restricted Stock”), for $0.25 per share.  The issuance of the Restricted Stock is contingent upon Employee executing and delivering to Holding a Restricted Stock Agreement in the form approved by the Board of Directors of Holding (the “Restricted Stock Agreement”).  The Restricted Stock will be issued under the Pierre Holding Corp. 2008 Restricted Stock Plan (the “Plan”) and will be subject to all rights, restrictions and limitations set forth in such Plan and in such Restricted Stock Agreement.  Subject to the limitations set forth in the Restricted Stock Agreement and the Plan, the Restricted Stock will vest daily over a 4 year period commencing on the date of the Restricted Stock Agreement.

6.  Termination.  Employee’s employment under this Agreement shall terminate prior to the expiration of the Term in the following manner:

(a)  By Death or Disability.  Immediately upon the death of Employee during the Term, or, at the option of the Company, in the event of Employee’s disability, upon thirty (30) days notice to Employee.  Employee will be considered “disabled” if, as a result of incapacity due to physical or mental illness or injury, Employee is unable to perform the material duties of his position on a full time basis for a period of two (2) consecutive months, even after reasonable accommodations for such disability or incapacity are provided by the Company or, if providing such accommodations would be unreasonable, as determined by the President and Chief Executive Officer of the Company (or such other executive of the Company as the Board of Directors of the Company from time to time may designate) in his reasonable good faith judgment.  Employee shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or health care specialist to discuss Employee’s condition with the Company).

(b)  For Cause.  For “Cause” immediately upon written notice by the Company to Employee.  “Cause” means, with respect to Employee, one or more of the following:  (A) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (B) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (C) substantial and repeated willful failure to perform duties consistent with this Agreement, as reasonably directed by the President and Chief Executive Officer (or such other executive of the Company as the Board of Directors of the Company from time to time may designate); (D) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company or any of its subsidiaries; or (E) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries.

(c)  Without Cause. At any time, either the Company may, without Cause, or Employee may, terminate Employee’s employment, effective upon at least fifteen (15) days’ prior written notice from the Company to Employee or Employee to the Company, as the case may be.

(d)  Resignation for Good Reason.  By Employee upon thirty (30) days written notice to the Company of the resignation of Employee for Good Reason (as hereinafter defined).  For purposes of this Agreement, “Good Reason” shall mean:

(i)            Without his express written consent, a material change in his reporting responsibilities or title, or any removal of Employee from the position described in Section 1, except in connection with the termination of his employment for Cause or as a result of his death or disability or by Employee other than for Good Reason;

(ii)           A material breach of this Agreement by the Company which is not cured to Employee’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Company; or

(iii)          A relocation of Employee’s primary office from the Cincinnati, Ohio metropolitan area without the express written consent of Employee.

7.  Occurrences Upon Termination.  Upon termination of Employee’s employment prior to the expiration of the Term in accordance with Section 6 hereof, Employee shall be subject to the following:

(a)  Cessation of Salary and Benefits.  All obligations of the Company to provide Employee with compensation and benefits as provided herein shall discontinue at the termination date of Employee’s employment, except as otherwise required herein or by law.

(b)  Payment of Bonus.  Employee is eligible to receive bonus payments under the Company’s bonus program in which he participates, if any, only if Employee is an employee of the Company on the date that the Company pays bonus payments to all participants of such program.

(c)  Surrender of Company Property.  Promptly upon termination of Employee’s employment prior to the expiration of the Term, Employee or Employee’s personal representative shall return to the Company (i) all Confidential Information (as hereinafter defined); (ii) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or any of its subsidiaries that pertain to the business of the Company and its subsidiaries, whether in paper, electronic or other form; and (iii) all keys, credit cards, vehicles, and other property of the Company and its subsidiaries.  Employee shall not retain or cause or allow to be retained any copies of the foregoing.  Employee hereby agrees that all of the foregoing are and shall remain the property of the Company and its subsidiaries and shall be subject at all times to its discretion and control.

(d)  Benefits.  With respect to any benefit plans or programs in which Employee is participating at the time of termination of his employment, Employee’s rights and benefits under each such plan or program shall be determined in accordance with the terms, conditions, and limitations of the plan or program and any separate agreement executed by Employee and the Company which may then be in effect.

(e)  Termination Without Cause; Death/Disability; Resignation for Good Reason; or Nonrenewal.

(i)  Definitions.  For purposes of this Section and elsewhere in this Agreement, the following terms shall have the following meanings:

(A)          “Sale of the Company” shall have the meaning given that term in the Restricted Stock Agreement, except that for purposes of this Agreement only, the term “Company” as used in such definition shall be deemed to mean Pierre Foods, Inc., Holding, and PF Management, Inc. as if each such entity was the “Company” as used in such definition.

(B)           “Independent Third Party” shall have the meaning given that term in the Restricted Stock Agreement, except that for purposes of this Agreement only, the term “Company” as used in such definition shall be deemed to mean Pierre Foods, Inc., Holding, and PF Management, Inc. as if each such entity was the “Company” as used in such definition.

(ii)           Termination Prior to a Sale of the Company.  Provided that a Sale of the Company shall not have occurred or is pending, during the Term, if Employee’s employment is terminated by the Company without Cause, if Employee’s employment is terminated by reason of death or disability, or if Employee voluntarily terminates his employment with the Company for Good Reason, the Company shall continue to pay Employee or his estate as special severance payments hereunder Employee’s then current base salary as provided in Section 3(a) payable in regular installments over a period of one (1) year after termination in accordance with the normal payroll practices of the Company, but if and only if, Employee or, in the event of Employee’s death or disability, his executor or other personal representative, has executed and delivered to the Company a general release (“Release”) in form and substance reasonably satisfactory to the Company, and the Release has become effective, and only so long as Employee has not revoked or breached the provisions of the Release or breached the provisions of Section 8, 9 or 10 hereof.  In addition, notwithstanding Section 7(d) hereof, for the term of the one-year period after such termination, subject to the limitations described immediately above and subject to Employee’s election of “COBRA” continuation coverage during such period, the Company shall reimburse Employee an amount equal to the employer portion of the heath insurance premium paid by the Company on behalf of Employee immediately prior to termination of Employee’s employment; provided, however, that any such payments shall cease if Employee becomes eligible for coverage under another employer’s health insurance plan.  Employee shall be responsible for the remainder of the COBRA payments over and above such reimbursement.

(iii)          Termination After a Sale of the Company.  If a Sale of the Company shall have occurred or is pending, during the Term, and if Employee’s employment is terminated by the Company without Cause, if Employee’s employment is terminated by reason of death or disability, or if Employee voluntarily terminates his employment with the Company for Good Reason, the Company shall continue to pay Employee or his estate as special severance payments hereunder Employee’s then current base salary as provided in Section 3(a) payable in regular installments over a period (the “Severance Period”) equal to the greater of (x) two (2) years following the date of such Sale of the Company, or (y) one (1) year after termination of Employee’s employment.  Such payments shall be made in accordance with the normal payroll practices of the Company, but if and only if, Employee or, in the event of Employee’s death or disability, his executor or other personal representative, has executed and delivered to the Company a Release in form and substance reasonably satisfactory to the Company, and the Release has become effective, and only so long as Employee has not revoked or breached the provisions of the Release or breached the provisions of Section 8, 9 or 10 hereof.  In addition, notwithstanding Section 7(d) hereof, during the Severance Period, subject to the limitations described immediately above and subject to Employee’s election of “COBRA” continuation coverage during such period, the Company shall reimburse Employee an amount equal to the employer portion of the heath insurance premium paid by the Company on behalf of Employee immediately prior to termination of Employee’s employment; provided, however, that any such payments shall cease if Employee becomes eligible for coverage under another employer’s health insurance plan.  Employee shall be responsible for the remainder of the COBRA payments over and above such reimbursement.

8.  Covenant Not to Disclose Confidential Information.  As a result of Employee’s employment by the Company, Employee has and will become acquainted with confidential and proprietary information of the Company and its subsidiaries, in whatever form, whether oral, written, or electronic including, but not limited to, manner of operation, manufacturing processes and know-how, plant design, customer names and representatives, customer files, customer lists, customer specifications and requirements, product recipes, product pricing, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, terms and conditions of business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, personnel matters and confidential processes, designs, formulas, ideas, plans, devices and materials and other similar matters that are kept confidential by the Company (any and all such information being referred to herein as “Confidential Information”).  The parties agree that the use of Confidential Information by Employee other than in furtherance of the business of the Company and its subsidiaries will seriously damage the business of the Company and its subsidiaries.  Accordingly, Employee agrees that he (individually or in concert with others) during or after the Term:

(a)  Shall not, directly or indirectly, use any Confidential Information for any purpose other than to benefit the Company and its subsidiaries, except with the prior written consent of the Company or as required by law;

(b)  Shall not, directly or indirectly, divulge, publish or otherwise reveal or allow to be revealed any Confidential Information to any individual or entity except with the prior written consent of the Company or as required by law;

(c)  Shall refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any Confidential Information; and

(d)  Shall have no rights to apply for, or to obtain any patent, copyright or other form of intellectual property protection regarding, any Confidential Information.

This restriction shall not apply to any Confidential Information that (i) becomes known generally to the public through no fault of Employee; (ii) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (ii) and (iii), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate confidential treatment of the applicable Confidential Information.

9.  Inventions.

(a)  Employee shall disclose promptly to the Company all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and that are directly related to the business or activities of the Company or any of its subsidiaries and that Employee conceives as a result of his employment by the Company or its subsidiaries, regardless of whether or not such ideas, inventions, or improvements qualify as “works for hire.”  Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain patent registrations in the United States or any foreign country or to otherwise protect the Company’s and its subsidiaries’ interest therein.

(b)  Executive is hereby advised that this Section 9 regarding the Company’s and its subsidiaries’ ownership of inventions does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the business of the Company or any subsidiary of the Company or to the Company’s or any of its subsidiary’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for the Company or any subsidiary of the Company.

10.  Covenant Not to Compete.

(a)  During the Term and for a period of one (1) year thereafter, Employee shall not and shall not permit any of affiliates to, directly or indirectly (whether as a principal, proprietor, consultant, partner, lender, licensor, or holder of debt or equity securities or otherwise), engage, assist, or have any interest in any person, firm, corporation or other business entity (other than a publicly-held corporation of which they collectively hold less than 1% of the voting power) which is engaged in a business that competes with the business of the Company or any of its subsidiaries within a 200 mile radius of the Company’s principal office.

(b)  During the Term and for a period of one (1) year thereafter, Employee shall not, nor shall he permit any of his affiliates to, directly or indirectly, solicit, induce or influence any employee of the Company or any of its subsidiaries to leave the employment of the Company or such subsidiary.

(c)  Employee agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Company and its subsidiaries and are legally binding and enforceable and the enforcement thereof will not impair Employee’s ability to earn a livelihood.  It is the intention of the parties that the provisions of this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that the restrictions on competition hereunder are adjudicated to be invalid or unenforceable in any jurisdiction, the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provisions to the extent necessary to render such provisions enforceable to the maximum extent permitted by applicable law, such limited form to apply only with respect to the enforceability of this Section in the particular jurisdiction in which such adjudication is made.

11.  Remedies.  Any failure by Employee to comply with the terms of Section 8, 9 or 10 may cause irreparable damages to the Company or its subsidiaries.  Accordingly, in the event of a breach of any provision of Section 8, 9 or 10, the Company shall have the immediate right to secure an order enjoining such breach, without posting bond, in addition to any of the other remedies which may be available at law or in equity.

12.  Notices.  Any notice under this Agreement shall be deemed sufficiently given if in writing and either personally delivered or sent by registered, certified, or first class mail, postage prepaid, addressed to the party at the address set forth below, or at such other address as the party subsequently may designate by notice given in accordance with this Section.  Notices and communications to the Company shall be directed to the principal executive office of the Company (attention: President and Chief Executive Officer) or to such other address as the Company may direct.  Notices and communications to Employee shall be directed to the address or facsimile number of Employee appearing on the employment records of the Company.

13.  Amendment; Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by both of the parties hereto.  A waiver of any provision of this Agreement shall be effective only in the specific instance and for the particular purpose for which it was given.  No failure to exercise, and no delay in exercising, any right or power under this Agreement shall operate as a waiver of such right or power.

14.  Assignment.  Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.  Any assignment in violation of this provision shall be void.

15.  Confidentiality; Covenant Not to Disparage.  Each party covenants and agrees with the other not to disclose the existence of the terms of this Agreement to any person at any time for any purpose, except that (a) either party may make such disclosures confidentially to such  party’s lawyers and accountants in connection with the rendition of their professional services or as otherwise required by law; and (b) the Company may make such disclosures as it deems to be required by applicable securities laws.  Each party covenants and agrees with the other not to disparage the reputation of the other.

16.  Withholding.  All payments made under this Agreement shall be reduced by (a) the amount of any income, unemployment, withholding, social security or other taxes which the Company may be required to deduct by applicable law, and (b) any amounts authorized by Employee to be withheld.

17.  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to Employee’s employment by the Company and supersedes all prior agreements and understandings, oral or written, with respect to such employment.

18.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, as applicable to agreements executed and entirely performed in such state.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

PIERRE FOODS, INC.

By	/s/ Norbert E. Woodhams
	Name:	Norbert E. Woodhams
	Title:	President and Chief Executive Officer

“Employee

/s/ Anthony Schroder
ANTHONY SCHRODER